Filed Pursuant to Rule 424(b)(3)
Registration Number 333-155811

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 8, 2010.

Prospectus Supplement to Prospectus dated May 28, 2009.

Shares

Transatlantic Holdings, Inc.

Common Stock

        All of the shares of common stock in this offering are being sold by the selling stockholder identified in this prospectus supplement. Transatlantic Holdings, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

        Transatlantic Holdings, Inc. has agreed to purchase 2 million shares of common stock in this offering at a price per share equal to the initial price to the public, as such price may be adjusted pursuant to an agreement among us, the underwriters and the selling stockholder.

        The common stock is listed on the New York Stock Exchange under the symbol "TRH." The last reported sales price of the common stock on the New York Stock Exchange on March     , 2010 was $             per share.

        See "Risk Factors" on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009, to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to the public	$	$
Underwriting discount	$		$(1)
Proceeds, before expenses, to the selling stockholder	$	$

(1)
The underwriters will not receive any discounts or commissions on the 2 million shares purchased by us in this offering.

        To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholder at the initial price to public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on March     , 2010.

Goldman, Sachs & Co.	Wells Fargo Securities	BofA Merrill Lynch

Prospectus Supplement dated March     , 2010.

Prospectus Supplement

        We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information about securities that may be offered, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Incorporation by Reference" in this prospectus supplement and the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference in these documents, is accurate only as of the date of the applicable document. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

NOTICE TO INVESTORS

        We are subject to the insurance holding company laws of New York. These laws generally require controlled insurers to register and file certain reports, including information concerning their holding company's capital structure, ownership, financial condition and general business operations. Such holding company laws generally also require prior regulatory agency approval of changes to direct or indirect control of an insurer or reinsurer and of certain material intercorporate transfers of assets within the holding company structure. The New York Insurance Law provides that no corporation or other person, except an authorized insurer, may acquire direct control of Transatlantic Reinsurance Company, or TRC, or Putnam Reinsurance Company, or Putnam, or acquire control of Transatlantic Holdings, Inc. and thus indirect control of TRC and Putnam, unless such corporation or person has obtained prior approval of the Superintendent of the New York State Insurance Department, or NYS ID, for such acquisition. For the purposes of the New York Insurance Law, any investor acquiring 10% or more of Transatlantic Holdings, Inc. shares would be presumed to be acquiring "control" of Transatlantic Holdings, Inc. An investor who would be deemed to be acquiring control of Transatlantic Holdings, Inc. would be required to obtain the approval of the Superintendent of the NYS ID prior to such acquisition. In addition, information concerning such investor would become subject to various ongoing reporting requirements in New York and in certain other states.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference. Before investing in our common stock, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference carefully, including the section entitled "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009. Unless otherwise stated or the context requires otherwise, as used in this prospectus supplement and the accompanying prospectus, all references to the "Company" are only to Transatlantic Holdings, Inc., a Delaware corporation, and all references to "TRH," "we," "us" and "our" and all similar references are to Transatlantic Holdings, Inc. and its subsidiaries.

 Our Company

History and Development

        Transatlantic Holdings, Inc. is a Delaware corporation originally incorporated in 1986. Since the Company's initial public offering in June 1990, its headquarters and principal executive offices have been located in New York City. The Company, through its wholly owned subsidiaries, began offering reinsurance capacity in the domestic market, but has expanded its international operations over the past 20 years. In 2009, international locations represented approximately half of the $4.0 billion in net premiums written by TRH.

Our Business

        Through our wholly owned subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich Reinsurance Company Ltd, or TRZ, and Putnam Reinsurance Company, we offer reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets. Through our subsidiaries we are licensed, accredited, authorized or can serve as a reinsurer in each of the 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through our international locations, we have operations worldwide, including Canada, six countries in Europe, three countries in Central and South America, one country in Africa, one country in Asia (excluding Japan), Japan and Australia.

        We focus solely on property and casualty reinsurance. Casualty lines reinsurance approximated 71% of net premiums written in 2009 and 70% of net premiums written in 2008. During each such time period, property lines comprised the balance. In addition, treaty reinsurance approximated 97% of net premiums written in 2009 and 2008, respectively, with the balance in each period representing facultative accounts. We also primarily focus on claims-made policies rather than occurrence-based policies as we believe we can earlier identify and more accurately measure our potential losses under claims-made policies.

        The casualty line includes directors' and officers' liability, errors and omissions liability, medical malpractice, ocean marine and aviation, auto liability (including non-standard risks), accident and health, surety and credit and general casualty. The property line includes fire, allied lines, auto physical damage and homeowners multiple peril. Reinsurance is provided for most major lines of insurance on both excess-of-loss and pro rata bases.

        Our major sources of revenues are net premiums earned for reinsurance risks undertaken and income from investments. As of December 31, 2009, the great majority of our investments were in fixed maturity securities held to maturity and available for sale with an average duration of 3.7 years. In general, premiums are received significantly in advance of related claims payments.

Recent Developments

        Industry sources expect the insurance and reinsurance industry to report sizeable losses related to certain first quarter 2010 catastrophe events. For the recent earthquake in Chile, insured losses for the industry are expected to range between $2 billion and $8 billion. For European Windstorm Xynthia, insured losses for the industry are expected to range from $2 billion to $4 billion.

        TRH is in the process of calculating its expected net after-tax catastrophe costs relating to those events as well as to other events known to have occurred in the first quarter of 2010 thus far. Based on its analysis of the preliminary data available at this time, TRH presently expects to incur net catastrophe costs (which are net of reinstatement premiums) of between $60 million and $90 million, net of tax, in the aggregate from such first quarter 2010 events that have occurred to date. Due to the preliminary nature of the information used to prepare this estimate, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from this preliminary estimate.

        On March 7, 2010, we entered into an agreement, which we refer to as the stock offering agreement, with the underwriters and the selling stockholder, American Home Assurance Company, which we refer to as AHAC, a wholly-owned subsidiary of American International Group, Inc., which we refer to as AIG, pursuant to which we agreed to purchase 2 million shares of our common stock in this offering at a price per share equal to the initial price to the public set forth on the cover of this prospectus, which we refer to as the initial offering price. However, we and AHAC have agreed that AHAC or TRH, as applicable, will make a payment to the other at closing so that the effective per share cost to us for each repurchased share will be equal to (i) the purchase price per share (net of any underwriting discounts and commissions) at which AHAC agrees to sell the shares offered hereby to the underwriters, which we refer to as the net proceeds price, plus (ii) an increment representing 25% of the difference between the last reported sales price for our common stock reported by the New York Stock Exchange on the trading day on which the underwriting agreement for this offering is executed (or the prior trading day, if the underwriting agreement is executed prior to the commencement of trading on a trading day), which we refer to as the closing price, and the net proceeds price. If, however, the net proceeds price exceeds the closing price, a payment will be made such that the effective per share cost of the repurchased shares to us will be the closing price. If the offering is not consummated, the stock offering agreement will terminate and no shares will be purchased thereunder. We refer to this transaction as the stock repurchase.

Corporate and Other Information

        Our principal executive offices are located at 80 Pine Street, New York, New York 10005, and our telephone number is (212) 365-2200. Our Web site is http://www.transre.com. The information contained in, or that can be accessed through, our Web site is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to make an investment in our common stock.

THE OFFERING

Common stock offered by the selling stockholder	shares.
Option to purchase additional shares	The selling stockholder, AHAC, which is a wholly-owned subsidiary of AIG, has granted the underwriters an option to purchase up to an additional shares.
Common stock outstanding	66,304,469 shares (prior to our repurchase of 2 million shares of our common stock in this offering).
Use of proceeds	We will not receive any proceeds from the sale of shares by AHAC. See "Use of Proceeds."
Risk factors
See "Risk Factors" and the other information contained and incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2009, for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
The declaration and payment of future dividends, if any, by us will be at the discretion of our board of directors and will depend upon many factors, including our consolidated earnings, financial condition and business needs, capital and surplus requirements of our operating subsidiaries, regulatory considerations and other factors. See "Dividend Policy."
New York Stock Exchange symbol	TRH.

        The number of shares of our common stock outstanding as of March 3, 2010 excludes:

  •
  approximately 2,258,942 shares of our common stock issuable upon the exercise of options held by certain of our officers, employees and directors;

  •
  approximately 2,178,117 shares of our common stock issuable upon the vesting of restricted stock units held by certain of our officers, employees and directors; and

  •
  approximately 1,074,145 shares of our common stock that will be reserved for issuance under our stock-based compensation plans.

        As of March 3, 2010, the AIG Group, which we use to refer to AIG collectively with one or more of its subsidiaries, beneficially owned 9,476,366 shares of common stock. After giving effect to this offering, and assuming no exercise by the underwriters of their option to purchase additional shares, the AIG Group would have owned    shares of common stock as of that date. See "Selling Stockholder."

        Except as otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

Summary Historical Financial Data

        The following tables set forth summary consolidated financial data. You should read the summary financial data presented below in conjunction with our consolidated financial statements and the notes to our consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated financial data presented below as of December 31, 2009, 2008 and 2007 and for each of the fiscal years then ended, have been derived from our audited consolidated financial statements.

	Years Ended December 31,
	2009	2008	2007
	(in thousands, except per share data)
Summary Statement of Operations Data:
Gross premiums written	$4,203,777	$4,423,241	$4,283,563

Net premiums written	$3,986,101	$4,108,092	$3,952,899

Net premiums earned	$4,039,082	$4,067,389	$3,902,669
Net losses and loss adjustment expenses incurred	(2,679,171)	(2,907,227)	(2,638,033)
Net commissions	(927,918)	(980,626)	(980,121)
(Decrease) increase in deferred acquisition costs	(12,406)	6,956	16,901
Other underwriting expenses	(158,181)	(131,555)	(115,760)

Underwriting profit	261,406	54,937	185,656
Net investment income	467,402	440,451	469,772
Realized net capital (losses) gains	(70,641)	(435,541)	9,389
Gain on early extinguishment of debt	9,869	10,250	—
Interest on senior notes	(43,454)	(43,359)	(43,421)
Other expenses, net	(28,549)	(23,515)	(25,644)
Income (taxes) benefits	(118,371)	99,031	(108,611)

Net income	$477,662	$102,254	$487,141

Net income per common share:
Basic	$7.20	$1.54	$7.37
Diluted	7.15	1.53	7.31
Weighted average number of common shares outstanding:
Basic	66,381	66,270	66,124
Diluted	66,802	66,722	66,654
Dividends declared per common share	$0.79	$0.73	$0.62

	Years Ended December 31,
	2009	2008	2007
Selected Ratios:
Loss ratio	66.3%	71.5%	67.6%

Commission ratio	23.3	23.9	24.7
Other underwriting expense ratio	3.9	3.2	2.9

Underwriting expense ratio	27.2	27.1	27.6

Combined ratio	93.5%	98.6%	95.2%

Impact of catastrophe costs on combined ratio	(0.1)%	4.2%	1.4%
Impact of loss reserve development on combined ratio	(1.0)	(0.0)	2.3

	As of December 31,
	2009	2008	2007
	(in thousands, except per share data)
Summary Balance Sheet Data:
Total investments	$12,315,395	$10,229,557	$12,500,540
Cash and cash equivalents	195,723	288,920	255,432
Total assets	14,943,659	13,376,938	15,484,327
Unpaid losses and loss adjustment expenses	8,609,105	8,124,482	7,926,261
Unearned premiums	1,187,526	1,220,133	1,226,647
Senior notes	1,033,087	722,243	746,930
Total stockholders' equity	4,034,380	3,198,220	3,349,042
Book value per common share	$60.77	$48.19	$50.56

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Selected Cash Flow Data:
Net cash provided by operating activities	$951,485	$1,096,487	$1,026,810

RISK FACTORS

        The purchase of our common stock involves significant investment risks. Before making a decision to invest in the common stock, you should carefully consider the risks set forth below, as well as other information contained in this prospectus supplement, the accompanying prospectus, and the documents contained and incorporated by reference herein, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009. The risks related to our business are set forth in the periodic reports we file with the SEC, including our Annual Report referenced above. If any of the following risks actually materializes, then our business, financial condition and results of operations would suffer. In addition, there may be risks of which we are currently unaware or that we currently regard as immaterial based on the information available to us that later prove to be material. These risks may adversely affect our business, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment. You should read the section entitled "Cautionary Statement about Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus supplement, the accompanying prospectus and the documents contained or incorporated by reference herein.

 Risks Related to This Offering

The market price of our common stock has been volatile and may continue to be volatile, which may make it difficult or impossible for you to obtain a favorable selling price for your shares.

        Our common stock price has been volatile. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. We currently expect that our common stock price may continue to be volatile due to factors such as:

  •
  general market and economic conditions;

  •
  actual or anticipated variations in operating results;

  •
  investor perceptions of us and the reinsurance industry;

  •
  natural or man-made catastrophes;

  •
  war, terrorist acts and epidemic disease;

  •
  changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  •
  possible losses of large customers; and

  •
  future sales of our common stock.

        The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Provisions in our certificate of incorporation and by-laws and the insurance laws of the jurisdictions in which we operate could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

        Some provisions of our certificate of incorporation and by-laws may have the effect of delaying, discouraging or preventing a merger, acquisition or other change in control that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

  •
  our board of directors' ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval; and

  •
  limitations on the ability of stockholders to call special meetings.

        In addition, at any time and without stockholder approval, our board of directors may amend our by-laws in a manner that has the effect of delaying, discouraging or preventing a merger, acquisition or other change in control that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares.

        We are also subject to the laws governing insurance holding companies of various states and countries where our reinsurance subsidiaries are domiciled. Under these laws, a person generally must obtain the applicable insurance regulator's approval to acquire, directly or indirectly, ten percent (or sometimes five percent) or more of the outstanding voting securities of our reinsurance subsidiaries. These laws may prevent, delay or defer a change in control of us or our reinsurance company subsidiaries.

The Company is a holding company and depends on the ability of its subsidiaries to distribute funds to it in order to meet its financial and other obligations.

        The Company is a holding company, and it depends on dividends, distributions and other payments from its subsidiaries to pay dividends and to fund all payments on its financial and other obligations. Financing arrangements, charter provisions and regulatory requirements may affect, and may restrict, the ability of the Company's subsidiaries to make such dividends, distributions and payments. The payment of dividends by TRC and its wholly owned subsidiaries, TRZ and Putnam, is restricted by insurance regulations. Under New York insurance law, TRC and Putnam may pay dividends only out of their statutory earned surplus. Such dividends are limited by statutory formula unless otherwise approved by the New York State Insurance Department. The statutory surplus of TRC includes the statutory surplus of Putnam since all the capital stock of Putnam is owned by TRC. At December 31, 2009, TRC had statutory earned surplus of $2.50 billion, and, in 2009, in accordance with the statutory formula, for the twelve months ended December 31, 2009, TRC could have paid dividends of approximately $401.6 million without regulatory approval.

Future sales or other dilution of our equity, or the perception in the public market that these sales or dilution may occur, may adversely affect the market price of our common stock.

        There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock. The AIG Group may continue to own a substantial number of shares of our common stock and may decide to sell those shares in the future. The market price of our common stock could decline as a result of sales of a large number of shares of common stock or similar securities in the market after this offering or the perception that such sales could occur.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents contained and incorporated by reference herein may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as:

• "intend"	• "plans"
• "intends"	• "anticipates"
• "intended"	• "anticipated"
• "goal"	• "should"
• "estimate"	• "think"
• "estimates"	• "thinks"
• "expect"	• "designed to"
• "expects"	• "foreseeable future"
• "expected"	• "believe"
• "project"	• "believes"
• "projects"	• "scheduled"
• "projected"	• and similar expressions
• "projections"

        These statements are not historical facts but instead represent only our belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of our control. These statements may address, among other things, our strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on us of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

        It is possible that our actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause our actual results to differ, possibly materially, from those discussed in the specific forward-looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which we operate, interest rate and foreign currency exchange rate fluctuations and the uncertainties inherent in international operations.

        We are not under any obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by AHAC.

DIVIDEND POLICY

        The declaration and payment of future dividends, if any, by us will be at the discretion of our board of directors and will depend upon many factors, including our consolidated earnings, financial condition and business needs, capital and surplus requirements of our operating subsidiaries, regulatory considerations and other factors. For a discussion of restrictions on our operating subsidiaries' ability to pay dividends, see "Risk Factors—Risks Related to This Offering—The Company is a holding company and depends on the ability of its subsidiaries to distribute funds to it in order to meet its financial and other obligations."

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2009. We have presented our capitalization:

  •
  on an actual basis; and

  •
  on an adjusted basis to reflect the stock repurchase.

        This table should be read in conjunction with our consolidated financial statements and the notes to our consolidated financial statements for the year ended December 31, 2009 contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement.

	As of December 31, 2009	As adjusted to Reflect the Stock Repurchase
	(in thousands)
Cash and cash equivalents	$195,723

Senior notes	$1,033,087

Common stock	67,431
Additional paid-in capital	283,036
Accumulated other comprehensive income	69,701
Retained earnings	3,639,200
Treasury stock	(24,988)

Total stockholders' equity	4,034,380

Total capitalization	$5,067,467

Ratio of debt to total capitalization	20.4%

SELLING STOCKHOLDER

        The following table sets forth information with respect to the beneficial ownership of our common stock held as of March 3, 2010, by the AIG Group. Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Unless otherwise noted, to our knowledge, the AIG Group has sole voting and sole investment power with respect to all shares beneficially owned. Percentage of beneficial ownership is based on 66,304,469 shares of common stock outstanding as of March 3, 2010.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering(1)
			Shares Being Sold in this Offering(1)
	Number	%		Number	%
Name:
American International Group, Inc.(2)	9,476,366	14.3%				%
70 Pine Street New York, NY 10270

(1)
AHAC has granted the underwriters the option to purchase from it an aggregate of             additional shares. If the option to purchase additional shares were exercised in full, after this offering the AIG Group would own    shares of our common stock.

(2)
Includes 9,192,662 shares directly owned by AHAC, a wholly owned subsidiary of AIG, which shares with AIG voting and investment power over such shares and 283,704 shares held by certain mutual funds that are advised or managed by subsidiaries of AIG. On March 4, 2009, AIG issued and sold 100,000 shares of its Series C Preferred Stock to the AIG Credit Facility Trust, a trust established for the sole benefit of the U.S. Treasury. The Series C preferred stock, when aggregated with any other securities convertible into or exchangeable for the common stock of AIG owned by the Department of the Treasury and any common stock of AIG directly owned by the Department of the Treasury, represents approximately 79.8% of each of (i) the voting power of AIG's shareholders entitled to vote on any particular matter and (ii) the aggregate dividend rights of the outstanding shares of AIG common stock and the Series C Preferred Stock. As a result of these arrangements, AIG is controlled by the AIG Credit Facility Trust.

        The AIG Group will pay all of its expenses incurred in this offering, including underwriting discounts and commissions.

 CERTAIN AGREEMENTS WITH AIG

        On March 7, 2010, we entered into a stock offering agreement with the underwriters and AHAC pursuant to which we agreed to purchase 2 million shares of our common stock in this offering at a price per share equal to the initial offering price. However, we and AHAC have agreed that AHAC or TRH, as applicable, will make a payment to the other at closing so that the effective per share cost to us for each repurchased share will be equal to (i) the net proceeds price, plus (ii) an increment representing 25% of the difference between the closing price and the net proceeds price. If, however, the net proceeds price exceeds the closing price, a payment will be made such that the effective per share cost of the repurchased shares to us will be the closing price. If the offering is not consummated, the stock offering agreement will terminate and no shares will be purchased thereunder.

DESCRIPTION OF CAPITAL STOCK

        These summaries of our capital stock may not contain all of the information that is important to you. To understand them fully, you should read our current certificate of incorporation and current bylaws. Copies of these documents are filed with the SEC and incorporated by reference in this prospectus supplement. The following descriptions are qualified in their entirety by reference to each of the charter documents and to the applicable provisions of the Delaware General Corporation Law, or DGCL.

        The following is a discussion of your rights as a stockholder under the material provisions of our certificate of incorporation and by-laws.

  Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, par value $1.00 per share. As of March 3, 2010 we had approximately 66,304,469 shares of our common stock outstanding and no shares of preferred stock outstanding. All of our outstanding common stock, including the common stock offered in this offering, is validly issued, fully paid and nonassessable. The common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights. Our board is authorized to determine the terms of any preferred stock we may issue. For a further discussion of our authorized preferred stock and the effects preferred stock may have on your common shares, see "Preferred Stock" below.

  Voting Rights

        Each share of our common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. The voting rights, if any, of each share of each series of preferred stock shall be fixed by the board of directors upon issuance of such series of preferred stock.

  Anti-takeover Provisions

        Provisions of the DGCL, our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise or to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Appraisal Rights

        Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her shares equal to the "fair value" (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by a court in an action timely brought by the corporation or the dissenters.

        Delaware law grants dissenters' appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares) or some combination of the above.

  Preemptive Rights

        Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

  Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine. For more information, see "Dividend Policy."

  Liquidation Rights

        Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

  Preferred Stock

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to 10 million shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

  Amendment of Certificate of Incorporation and By-laws

        Under the DGCL, our certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. Under our certificate of incorporation, our board of directors may amend the bylaws by vote of a majority of the board of directors present at a meeting of the board of directors at which a quorum exists. As a result, certain provisions of our by-laws relating to the rights of stockholders may be changed without a vote of the stockholders.

  The Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

  Listing

        Our common stock is listed on the New York Stock Exchange under the trading symbol "TRH."

UNDERWRITING

        The Company, AHAC and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co
Wells Fargo Securities, LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional          shares from AHAC. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        On March 7, 2010, we entered into a stock offering agreement with the underwriters and AHAC pursuant to which we agreed to purchase 2  million shares of our common stock in this offering at a price per share equal to the initial offering price. However, we and AHAC have agreed that AHAC or TRH, as applicable, will make a payment to the other at closing so that the effective per share cost to us for each repurchased share will be equal to (i) the net proceeds price, plus (ii) an increment representing 25% of the difference between the closing price and the net proceeds price. If, however, the net proceeds price exceeds the closing price, a payment will be made such that the effective per share cost of the repurchased shares to us will be the closing price. If the offering is not consummated, the stock offering agreement will terminate and no shares will be purchased thereunder.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by AHAC. The underwriters will not receive any discounts or commissions on the 2 million shares purchased by us in this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by AHAC	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We, AHAC (assuming the underwriters' option is not exercised) and our executive officers and directors each have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our respective shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, in the case of us, and 45 days after the date of this prospectus supplement, in the case of our executive officers and directors and

AHAC, except with the prior written consent of Goldman, Sachs & Co. and Wells Fargo Securities, LLC. This agreement does not apply to any existing employee benefit plans, including the Transatlantic Holdings, Inc. 2009 Long Term Equity Incentive Plan.

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from AHAC in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

  Sales Outside the United States

        Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Each underwriter has represented and agreed that:

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

  Switzerland

        This prospectus, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This prospectus, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

  Dubai International Financial Centre

        This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorised financial adviser.

  Other Jurisdictions

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Additional Information

        We estimate that our share of the total expenses of this offering will be approximately $        million. We will not pay any underwriting discounts or commissions in connection with this offering.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial banking, financial advisory, investment banking and other services for us or for the AIG Group, and our and their respective affiliates, for which they received or will receive customary fees, commissions and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Company and the AIG Group.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

        We also make available free of charge on or through our Internet Web site (http://www.transre.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, Telephone: (212) 365-2292, E-mail: investor_relations@transre.com.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus contained or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  TRH Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  TRH Current Report on Form 8-K filed on February 24, 2010;

  •
  any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering; and

  •
  the description of our common stock set forth in our Form 8-A, dated May 25, 1990, filed pursuant to Section 12(b) of the Exchange Act.

        To obtain copies of these filings, please see "Where You Can Find More Information" above.

VALIDITY OF THE COMMON STOCK

        The validity of the shares of common stock offered hereby will be passed upon for us by Gary A. Schwartz, Senior Vice President and General Counsel of the Company. Dewey & LeBoeuf LLP, New York, New York is acting as counsel to the underwriters.

PROSPECTUS

Transatlantic Holdings, Inc.
Common Stock
Depositary Shares
Preferred Stock
Purchase Contracts
Senior Debt Securities Subordinated Debt Securities Units
Warrants

        Transatlantic Holdings, Inc. from time to time may offer to sell shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units that include any of such securities or warrants. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus.

        This prospectus may be used by one or more selling security holders in connection with resales of shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants. The selling security holders may sell securities that they currently hold or may purchase the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants from Transatlantic Holdings, Inc. or from one or more underwriters, dealers or agents.

        This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        Investing in any securities offered by this prospectus involves risk. See "Risk Factors" on page 4 of this prospectus, in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 28, 2009

        Unless otherwise stated or the context requires otherwise, as used in this prospectus, all references to "Transatlantic Holdings" or "the Company" are only to Transatlantic Holdings, Inc., a Delaware corporation, and all references to "TRH", "we", "us" and "our" and all similar references are to Transatlantic Holdings, Inc. and its subsidiaries.

        This prospectus is part of a registration statement that TRH filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf' registration process. Under this shelf process, TRH may, from time to time, sell in one or more offerings any combination of its common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants. In addition, one or more selling security holders may utilize this prospectus, from time to time, to sell in one or more offerings common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants.

        This prospectus provides you with a general description of the securities that may be offered. Each time TRH or selling security holders sell securities, TRH will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" and "Incorporation By Reference".

WHERE YOU CAN FIND MORE INFORMATION

         Transatlantic Holdings, Inc. files annual, quarterly, and current reports, proxy statements, and other documents with the SEC. The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which TRH's common stock is listed.

        We also make available free of charge on or through our Internet web site (http://www.transre.com) TRH's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, Telephone: (212) 770-2040, Telefax: (212) 248-0965, E-mail: investor_relations@transre.com.

        TRH has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site as listed above.

1

INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the documents set forth below that have been previously filed with the SEC:

  •
  TRH Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of TRH's Proxy Statement on Schedule 14A, filed on April 10, 2009, incorporated by reference therein);

  •
  TRH Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  TRH Current Reports on Form 8-K filed on March 11, 2009, April 6, 2009 and May 26, 2009;

  •
  any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering; and

  •
  the description of our common stock set forth in our Form 8-A, dated May 25, 1990, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

        To obtain copies of these filings, please see "Where You Can Find More Information" above.

2

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as:

• "intend"	• "plans"
• "intends"	• "anticipates"
• "intended"	• "anticipated"
• "goal"	• "should"
• "estimate"	• "think"
• "estimates"	• "thinks"
• "expect"	• "designed to"
• "expects"	• "foreseeable future"
• "expected"	• "believe"
• "project"	• "believes"
• "projects"	• "scheduled"
• "projected"	• and similar expressions
• "projections"

        These statements are not historical facts but instead represent only TRH's belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of TRH's control. These statements may address, among other things, TRH's strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on TRH of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

        It is possible that TRH's actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause TRH's actual results to differ, possibly materially, from those discussed in the specific forward-looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which TRH operates, interest rate and foreign currency exchange rate fluctuations, the uncertainties inherent in international operations and the uncertainty surrounding AIG's continued ownership interest in TRH and are further discussed in the documents incorporated by reference into this prospectus.

        TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. See also "Where You Can Find More Information" above for information about how to obtain a copy of the documents incorporated by reference into this prospectus.

3

RISK FACTORS

        Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include or incorporate by reference in any applicable prospectus supplement.

DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

        TRH or one or more selling security holders may offer from time to time, in one or more offerings, shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units or warrants. The terms of the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants that are offered will be described in the prospectus supplement to be attached to the front of this prospectus and/or other offering material relating to such offering.

USE OF PROCEEDS

        TRH intends to use the net proceeds from any sales of the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants as set forth in the applicable prospectus supplement. TRH will not receive the net proceeds of any sales by selling security holders.

SELLING SECURITY HOLDERS

        To the extent that this prospectus is used by any selling security holder to resell any common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units or warrants, information with respect to the selling security holder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for Transatlantic Holdings, Inc. by Gibson, Dunn & Crutcher LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4

Shares

Transatlantic Holdings, Inc.

Common Stock

Goldman, Sachs & Co.

Wells Fargo Securities

BofA Merrill Lynch